EXHIBIT 99.01

FOR IMMEDIATE RELEASE

Contact:	Mark C. Brown Chief Financial Officer Strayer Education, Inc. (703) 247-2514 Sonya Udler Vice President Corporate Communications Strayer Education, Inc. (703) 247-2517 sonya.udler@strayer.edu

Strayer Education, Inc. Announces Second Quarter Common Stock Cash Dividend

ARLINGTON, Va., June 16, 2004 — Strayer Education, Inc. (Nasdaq: STRA) today announced that the Company's Board of Directors declared a quarterly cash dividend of $0.065 per common share ($0.26 annually) for the quarter ending June 30, 2004. The dividend is payable on July 20, 2004 to shareholders of record as of July 6, 2004.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University and certain other assets. Strayer's mission is to make higher education achievable and convenient for working adults in today's economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, and public administration to more than 20,000 working adult students at 27 campuses in 7 states in the eastern United States and worldwide via the Internet through Strayer University Online. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

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